Exhibit 99.1
News Release

Media Inquiries	Investor Inquiries

Michelle Davidson	Beth Perricone

908-582-7635 (office)	908-582-0366 (office)

908-229-3951 (cell)	888-417-3212 (pager)

mmdavidson@lucent.com	eperricone@lucent.com

Frank Briamonte

908-582-3193 (office)

800-607-9849 (pager)

fbriamonte@lucent.com

LUCENT TECHNOLOGIES REPORTS RESULTS FOR THIRD FISCAL QUARTER 2002

•	Reports pro forma[1] loss per share[2] of $1.86, which includes a valuation allowance for deferred tax assets resulting in a non-cash charge of $1.70 per share

•	Pro forma loss per share, excluding tax charge, would have been 16 cents

•	Improves pro forma gross margin to 23.5 percent and generates positive operating cash flow[3] on revenues of $2.95 billion

•	Records restructuring charge and goodwill impairment charge in the quarter

•	Current actions will result in EPS breakeven revenue of $3.5 billion; the company plans to lower its EPS breakeven further

FOR RELEASE: TUESDAY, JULY 23, 2002

         MURRAY HILL, N.J. — Lucent Technologies (NYSE: LU) today reported results for the third fiscal quarter of 2002.

         The company recorded pro forma revenues of $2.95 billion for the third fiscal quarter of 2002, a sequential decline of approximately 16 percent from the $3.52 billion in revenues that Lucent recorded in the second fiscal quarter of 2002. The company recorded $5.37 billion in pro forma revenues in the year-ago quarter.

         The pro forma loss per share from continuing operations was a loss of $1.86, which includes a non-cash charge of $1.70 per share to increase the valuation allowance on deferred tax assets. Without this charge, the pro forma loss per share from continuing operations would have been 16 cents versus a loss of 20 cents recorded in the second fiscal quarter, which included a six-cent tax charge. The company recorded a pro forma loss of 39 cents per share in the year-ago quarter.

         “The market continues to be very challenging. Capital spending constraints have intensified and remained in place much longer than anyone would have predicted,” said Lucent’s Chief Executive Officer, Patricia Russo. “Despite this, we are pleased to have generated a sequential improvement in our gross margin and positive operating cash flow3. And while our bottom line was negatively impacted by a non-cash tax charge we recorded this quarter, we continue to see improvements in the operating fundamentals of our business. This speaks to the effectiveness of our restructuring efforts.

         “During this prolonged market downturn, we’ve concentrated on: working closely with our customers to position the full breadth of our products and services; significantly reducing our cost structure; driving to reduce our EPS breakeven revenue figure; and improving our balance sheet so that Lucent will be well-positioned to capitalize on the market when it rebounds.”

NON-CASH VALUATION ALLOWANCE FOR DEFERRED TAX ASSETS

         Lucent recorded a non-cash charge of $5.83 billion, or $1.70 per share, to provide a full valuation allowance on its remaining net deferred tax assets at June 30, 2002. This charge was partially offset by a third quarter income tax benefit of $282 million on a pro forma basis, and $505 million on an as-reported basis.

         Deferred tax assets, such as those resulting from net operating losses, reduce taxable income in future years. Statement of Financial Accounting Standards (SFAS) No. 1094 requires an assessment of a company’s current and previous performance and other relevant factors when determining the need for a valuation allowance. Factors such as current and previous operating losses are given substantially more weight than the outlook for future profitability.

         “As we were closing the quarter, a review of the changes we saw in our third quarter, combined with the cumulative losses we’ve recorded, caused us to conclude that it would be appropriate to record a non-cash charge related to our deferred tax assets,” said Lucent Chief Financial Officer Frank D’Amelio. “Recording this charge is not a reflection on the future prospects of our business or the industry. Over time, we believe the market will turn, positioning us to fully utilize these assets as we achieve profitability,” he said.

GROSS MARGIN

         The company reported a pro forma gross margin of 23.5 percent, a sequential improvement of nearly 1 percentage point. “We are pleased with our gross margin performance despite a significant decline in revenues this quarter. Our ongoing cost reductions, including improvements in supply chain management, and a favorable product mix continue to have a positive impact on our gross margin,” said D’Amelio.

         Lucent continues to target a 35 percent gross margin during fiscal year 2003 through a combination of improved product mix, reduction of inventory-related charges, continued cost reductions, market and product rationalization work, and the introduction of new products.

EXPENSES

         On a sequential basis, Lucent’s pro forma operating expenses declined 4 percent to $1.28 billion. Excluding provisions for bad debt and customer financing, Lucent’s pro forma selling, general and administrative (SG&A) expenses decreased by approximately 1 percent to $610 million and the company’s pro forma research and development (R&D) spending decreased 8 percent to $480 million, sequentially.

THIRD FISCAL QUARTER 2002 RESULTS ON AN AS-REPORTED BASIS

         On an as-reported basis, revenue for the third fiscal quarter of 2002 declined 50 percent to $2.95 billion compared with $5.89 billion in the year-ago quarter. The loss from continuing operations for the third fiscal quarter of 2002 was $7.84 billion, or $2.30 per basic and diluted share, compared with a loss of $1.88 billion, or 55 cents per basic and diluted share recorded in the year-ago quarter.

         The loss from continuing operations for the third fiscal quarter of 2002 includes $808 million of business restructuring charges, $75 million of amortization of goodwill and other acquired intangibles, an $837 million impairment charge primarily related to goodwill for the Spring Tide acquisition made in September 2000, and all of the related tax impacts of these items, for which a full valuation allowance was provided. The continued and more recent sharp decline in the telecommunications market prompted an assessment of all key assumptions underlying our goodwill valuation judgments, including those relating to short- and long-term growth rates. As a result, the company determined that a goodwill impairment charge was required.

         The loss from continuing operations for the year-ago quarter includes $684 million of business restructuring charges, $233 million of amortization of goodwill and other acquired intangibles, $182 million of pretax income from Lucent’s optical fiber business, which was sold in the first fiscal quarter of 2002, and all of the related tax impacts of these items.

         On an as-reported basis, the net loss for the third fiscal quarter of 2002 was $7.91 billion, or $2.31 per basic and diluted share, compared with a net loss of $3.24 billion or 95 cents per basic and diluted share recorded in the year-ago quarter. The net loss in the current quarter includes a loss of $27 million related to discontinued operations. The net loss in the year-ago quarter includes a loss from discontinued operations of $1.36 billion or 40 cents per basic and diluted share.

UPDATE ON BUSINESS RESTRUCTURING

         Due to continuing market declines, the company has committed to further restructuring actions that have resulted in an additional business restructuring charge of $808 million, which was recorded in the third fiscal quarter. Of the total charge, $335 million is expected to be cash. This is expected to result in approximately $700 million in annual savings.

         This charge includes plans to further reduce headcount by approximately 7,000, the majority of which is expected to be completed by Dec. 31, 2002. As of June 30, 2002, the company had 53,000 employees.

COMPANY LOWERS EPS BREAKEVEN

         These additional restructuring actions will result in EPS breakeven revenue of $3.5 billion with a gross margin level in the low 30s. Lucent is actively developing plans to further reduce its EPS breakeven revenue to below $3.5 billion during fiscal 2003. This will involve further actions and an additional restructuring charge, which likely will be recorded in the fourth fiscal quarter of 2002.

UPDATE ON BALANCE SHEET, VENDOR FINANCING AND OPERATING CASH FLOW

         “Our liquidity remains strong,” said D’Amelio. As of June 30, 2002, Lucent’s cash and short-term investments totaled $5.4 billion and the company had no outstanding balance under its credit facility. The total amount available under this facility is $1.5 billion.

         Lucent’s accounts receivable declined by $592 million compared with March 31, 2002. Days sales outstanding (the number of days required to collect a receivable) remained somewhat flat on a sequential basis. Inventory declined by $432 million during the same period.

         In addition, the company reduced its total vendor financing commitments to $1.95 billion from $2.22 billion at March 31, 2002.

         During the quarter, Lucent’s operating cash flow3 was positive $739 million, which includes a $616 million tax refund that was received during the quarter. This compares with positive operating cash flow of $185 million recorded in the second fiscal quarter, which included a tax refund of $337 million.

GUIDANCE

         Due to ongoing market uncertainty, the company is not providing guidance for the fourth fiscal quarter of 2002. The company continues to target a return to profitability in late fiscal 2003.

REVIEW OF OPERATIONS — THREE MONTHS ENDED JUNE 30, 2002

         On a sequential basis, pro forma revenues in the U.S. declined 15 percent to $2.05 billion and international revenues declined 18 percent to $898 million. Compared with the year-ago quarter, revenues in the U.S. declined 42 percent and international revenues decreased 52 percent. This decline was primarily due to continuing reductions in capital spending by service providers, as well as some customers experiencing weakening financial conditions.

Integrated Network Solutions (INS)

         Revenues for the third fiscal quarter of 2002 were $1.41 billion, a decrease of 21 percent sequentially and a decrease of 61 percent compared with the year-ago quarter.

         Despite market conditions, Lucent has continued to announce significant contracts for its optical products, its IP network-based offerings and its Softswitch. Recent highlights include:

•	SBC Communications choosing Lucent to provide an Internet protocol (IP) Centrex solution that will allow its business customers to take advantage of new cutting-edge central office-based services.

•	A five-year contract to provide general network services and support to British Telecom’s United Kingdom network.

•	Comcast choosing Lucent VitalAccess™ Device Provisioning and Subscriber Management software to help accelerate deployment of its Voice over Internet protocol (VoIP) primary line phone service.

•	eircom, the leading telecommunications provider in Ireland, selecting the Lucent NavisRadius™ platform to upgrade its IP-based business services network.

•	Tiscali in France and Spain successfully deploying the Lucent SoftSwitch, which is now carrying live network traffic.

•	Edison Carrier announcing it would be the first service provider in the United States to commercially deploy the Lucent LambdaUnite™ MultiService Switch in its network that also includes the Lucent Metropolis DMX® Access Multiplexer.

Mobility Solutions

         Revenues for the third fiscal quarter of 2002 were $1.45 billion, a decrease of 8 percent sequentially and a decrease of approximately 2 percent compared with the year-ago quarter.

         During the past quarter, Lucent’s Mobility business continued to demonstrate its market leadership in CDMA and solid progress with its UMTS offer. Recent highlights include:

•	Announcing an industry-leading milestone – the 25,000th Lucent base station equipped with CDMA2000 technology. At the same time, the company announced commercial availability of next-generation CDMA base stations called 3G CDMA2000 1xEV DO, which supports mobile data services at speeds of up to 2.4 Megabits per second.

•	Significant contracts for advanced CDMA 2000 network equipment with Telcel BellSouth in Venezuela, Telus Mobility in Canada, and KTF, a leading wireless service provider in Korea.

•	Successfully completing the industry’s first packet-data call using commercial UMTS infrastructure and a commercial-grade UMTS handset from Qualcomm.

•	A strategic initiative with Agere Systems (ORiNOCO Wireless Networks), Hewlett-Packard Company, iPass, ipUnplugged and Sierra Wireless to jointly sell Lucent’s new portfolio of solutions that allow business customers to securely access e-mail, corporate data bases, internal Web applications and other high-speed applications via CDMA2000 and UMTS wireless networks, as well as WiFi/wireless LAN networks.

•	Unveiling a Bell Labs breakthrough that dramatically increases the efficiency of a critical chip used in 3G UMTS equipment. This will help substantially increase network capacity and reduce costs for mobile operators.

DISCONTINUED OPERATIONS

         Lucent completed the spinoff of Agere on June 1, 2002, and has accounted for the financial results of Agere as discontinued operations. Lucent’s financial information for discontinued operations will differ from the information reported by Agere due to different assumptions and allocations required to be made by the two companies.

         The quarterly earnings conference call will take place today at 8:30 a.m. (EDT) and be broadcast live over the Internet at http://www.lucent.com/investor/conference/webcast. It will be maintained on the site for replay through July 30.

         Lucent Technologies, headquartered in Murray Hill, N.J., USA, designs and delivers networks for the world’s largest communications service providers. Backed by Bell Labs research and development, Lucent relies on its strengths in mobility, optical, data and voice networking technologies as well as software and services to develop next-generation networks. The company’s systems, services and software are designed to help customers quickly deploy and better manage their networks and create new revenue-generating services that help businesses and consumers. For more information on Lucent Technologies, visit its Web site at http://www.lucent.com.

This news release contains forward-looking statements that are based on current expectations, estimates, forecasts and projections about the industries in which we operate, our beliefs and our management’s assumptions. Words such as “expects,” “anticipates,” “targets,” “goals,” “projects,” “intends,” “plans,” “believes,” “seeks,” “estimates” and variations of such words and similar expressions are intended to identify such forward-looking statements. These statements are not guarantees of future performance and involve certain risks, uncertainties and assumptions that are difficult to predict. Therefore, actual outcomes and results may differ materially from what is expressed or forecast in such forward-looking statements. These risks and uncertainties include: the failure of the telecommunications market to improve or improve at the pace we anticipate; our ability to comply with covenants and restrictions in our credit facility; our ability to realize the benefits we expect from our new strategic direction and restructuring program; our ability to secure additional sources of funds on reasonable terms if our sources of liquidity are unavailable; our credit ratings; our ability to compete effectively; our reliance on a limited number of key customers; our exposure to the credit risk of our customers as a result of our vendor financing arrangements and accounts receivable; our reliance on third parties to manufacture some of our products; the cost and other risks inherent in our long-term sales agreements; our product mix and ability to keep pace with technological advances in our industry; the complexity of our products; our ability to retain and recruit key personnel; existing and future litigation; our ability to protect our intellectual property rights and the expenses we may incur in defending such rights; changes in environmental health and safety law; changes to existing regulations or technical standards; and the social, political and economic risks of our foreign operations. For a further list and description of such risks and uncertainties, see the reports filed by Lucent with the Securities and Exchange Commission. Except as otherwise required under federal securities laws and the rules and regulations of the SEC, we do not have any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events, changes in assumptions or otherwise.

[1]	Pro forma results reflect the results from continuing operations, excluding business restructuring and one-time charges, impairment and/or amortization of goodwill and other acquired intangibles. The results prior to the second fiscal quarter of 2002 also exclude our optical fiber business and the one-time gain associated with the sale of the optical fiber business. Pro forma results reflect income taxes calculated on a pro forma stand-alone basis.

[2]	For all periods presented, the loss per share information reported in this release represents basic and diluted loss per share. As a result of the loss reported from continuing operations for the respective periods presented, potentially dilutive securities have been excluded from the calculation of loss per share because their effect would reduce the loss. In addition, the pro forma and as-reported loss per share from continuing operations and the net loss per share for the three months ended June 30, 2002, and March 31, 2002, include the impact of preferred dividends and accretion of $42 million and $40 million, respectively.

[3]	Operating cash flow reported in this release includes cash from operations (excluding cash utilized for business restructuring and the impact of accounts receivable securitizations) and capital expenditures.

[4]	SFAS No. 109, “Accounting for Income Taxes,” requires that a valuation allowance be established when it is ‘more likely than not’ that all or a portion of deferred tax assets will not be realized. A review of all available positive and negative evidence needs to be considered, including a company’s performance, the market environment in which the company operates, the utilization of past tax credits, length of carryback and carryforward periods, existing contracts or sales backlog that will result in future profits, etc. It further states that forming a conclusion that a valuation allowance is not needed is difficult when there is negative evidence such as cumulative losses in recent years. Therefore, cumulative losses weigh much more heavily in the overall assessment. As a result of the review undertaken during the third quarter-end close, the company concluded that it was appropriate to establish a full valuation allowance for its deferred tax assets. The conditions that could require a valuation allowance were described in Lucent’s 10Q filing as of March 31, 2002.

# # #

LUCENT TECHNOLOGIES INC. AND SUBSIDIARIES
Index to Exhibits to July 23, 2002 News Release

Exhibit A	Consolidated statements of operations for the three months ended June 30, 2002, March 31, 2002 and June 30, 2001

Exhibit B	Consolidated statements of operations for the nine months ended June 30, 2002 and June 30, 2001

Exhibit C	Consolidated balance sheets as of June 30, 2002, March 31, 2002 and September 30, 2001

Exhibit D	Summary financial data

Exhibit E	Quarterly reconciliation of pro forma results of operations to as reported results of operations

Exhibit A

LUCENT TECHNOLOGIES INC. AND SUBSIDIARIES
Statements of Operations
(Unaudited; amounts in millions, except per share amounts)

	June 30, 2002		March 31, 2002		June 30, 2001		% Change Pro Forma

	As Reported	Pro Forma (a)	As Reported	Pro Forma (a)	As Reported	Pro Forma (a)	3Q vs 2Q	3Q vs 3Q

Revenue	$2,949	$2,949	$3,516	$3,516	$5,886	$5,365	(16.1%)	(45. %)

Costs (b)	2,298	2,255	2,714	2,715	5,057	4,618	(16.9%)	(51.2%)

Gross margin	651	694	802	801	829	747	(13.4%)	(7.1%)

OPERATING EXPENSES

Selling, general and administrative, before amortization of goodwill and other acquired intangibles	796	796	807	807	1,813	1,786	(1.4%)	(55.4%)

Amortization of goodwill and other acquired intangibles	75	—	69	—	233	—

Selling, general and administrative	871	796	876	807	2,046	1,786	(1.4%)	(55.4%)

Research and development	480	480	524	524	793	774	(8.4%)	(38. %)

Business restructuring charges, reversals and asset impairments, net (c)	1,602	—	(59)	—	541	—

Total operating expenses	2,953	1,276	1,341	1,331	3,380	2,560	(4.1%)	(50.2%)

Operating loss	(2,302)	(582)	(539)	(530)	(2,551)	(1,813)	9.8%	(67.9%)

Other income (expense), net	(99)	(99)	(37)	(37)	(179)	(182)	167.6%	(45.6%)

Interest expense	107	107	80	80	115	115	33.8%	(7. %)

Loss from continuing operations before income taxes	(2,508)	(788)	(656)	(647)	(2,845)	(2,110)	21.8%	(62.7%)

Provision (benefit) for income taxes	5,329	5,552	(61)	(16)	(967)	(783)	NM	NM

Loss from continuing operations	(7,837)	(6,340)	(595)	(631)	(1,878)	(1,327)	NM	NM

Income (loss) from discontinued operations, net	(27)	—	100	—	(1,360)	—

Net loss	(7,864)	(6,340)	(495)	(631)	(3,238)	(1,327)	NM	NM

Preferred dividends and accretion	(42)	(42)	(40)	(40)	—	—	5. %	NM

Net loss applicable to common shareowners	$(7,906)	$(6,382)	$(535)	$(671)	$(3,238)	$(1,327)	NM	NM

Basic and diluted loss per share from continuing operations applicable to common shareowners	$(2.30)	$(1.86)	$(0.19)	$(0.20)	$(0.55)	$(0.39)	NM	NM

Basic and diluted net loss per share applicable to common shareowners	$(2.31)	$(1.86)	$(0.16)	$(0.20)	$(0.95)	$(0.39)

Weighted average number of common shares outstanding	3,428.5	3,428.5	3,422.6	3,422.6	3,405.2	3,405.2

Effective tax provision (benefit) rate (%) — continuing operations	NM	NM	(9.3%)	(2.5%)	(34. %)	(37.1%)

(a)	For all periods presented, pro forma results exclude business restructuring charges, reversals and asset impairments, net and the amortization of goodwill and other acquired intangibles. In addition, for the three months ended June 30, 2001, pro forma results exclude the results of Lucent’s optical fiber business, which was sold during the three months ended December 31, 2001. Pro forma income taxes are reflected on a pro forma stand-alone basis. The pro forma adjustments in these tables may not be comparable to similarly titled measures presented by other companies.

(b)	For the three months ended June 30, 2002 and June 30, 2001, costs include a net business restructuring charge related to inventory write-downs of $43 and $143, respectively. For the three months ended March 31, 2002, costs include a net business restructuring reversal related to inventory write-downs of $1. All inventory charges/reversals associated with the restructuring program are excluded from pro forma costs.

(c)	For the three months ended June 30, 2002, business restructuring charges, reversals and asset impairments, net include a $765 net business restructuring charge and a $837 impairment charge primarily related to goodwill recorded in connection with the September 2000 acquisition of Spring Tide.

NM	Not meaningful

Exhibit B

LUCENT TECHNOLOGIES INC. AND SUBSIDIARIES
Statements of Operations
(Unaudited; amounts in millions, except per share amounts)

	Nine Months Ended

	June 30, 2002		June 30, 2001		% Change
					Pro
	As Reported	Pro Forma (a)	As Reported	Pro Forma (a)	Forma

Revenue	$10,044	$9,930	$16,139	$14,519	(31.6%)

Costs (b)	8,156	7,962	14,144	12,493	(36.3%)

Gross margin	1,888	1,968	1,995	2,026	(2.9%)

OPERATING EXPENSES

Selling, general and administrative, before amortization of goodwill and other acquired intangibles	2,774	2,746	5,306	5,222	(47.4%)

Amortization of goodwill and other acquired intangibles	218	—	743	—

Selling, general and administrative	2,992	2,746	6,049	5,222	(47.4%)

Research and development	1,625	1,612	2,775	2,724	(40.8%)

Business restructuring charges, reversals and asset impairments, net (c)	1,464	—	2,715	—

Total operating expenses	6,081	4,358	11,539	7,946	(45.2%)

Operating loss	(4,193)	(2,390)	(9,544)	(5,920)	(59.6%)

Other income (expense), net	404	(115)	(296)	(291)	(60.5%)

Interest expense	284	283	395	395	(28.4%)

Loss from continuing operations before income taxes	(4,073)	(2,788)	(10,235)	(6,606)	(57.8%)

Provision (benefit) for income taxes	4,782	4,940	(3,394)	(2,452)	NM

Loss from continuing operations	(8,855)	(7,728)	(6,841)	(4,154)	86. %

Income (loss) from discontinued operations, net	73	—	(1,673)	—

Loss before extraordinary item and cumulative effect of accounting changes	(8,782)	(7,728)	(8,514)	(4,154)	86. %

Extraordinary gain, net	—	—	1,154	—

Cumulative effect of accounting changes, net	—	—	(38)	—

Net loss	(8,782)	(7,728)	(7,398)	(4,154)	86. %

Preferred dividends and accretion	(124)	(124)	—	—	NM

Net loss applicable to common shareowners	$(8,906)	$(7,852)	$(7,398)	$(4,154)	89. %

Basic and diluted loss per share from continuing operations applicable to common shareowners	$(2.62)	$(2.29)	$(2.01)	$(1.22)	87.7%

Basic and diluted net loss per share applicable to common shareowners	$(2.60)	$(2.29)	$(2.18)	$(1.22)

Weighted average number of common shares outstanding	3,422.5	3,422.5	3,396.9	3,396.9

Effective tax provision (benefit) rate (%) — continuing operations	NM	NM	(33.2%)	(37.1%)

(a)	For all periods presented, pro forma results exclude the results of Lucent’s optical fiber business, which was sold during the first fiscal quarter of 2002, and the related $523 gain on the sale, business restructuring charges, reversals and asset impairments, net and the amortization of goodwill and other acquired intangibles. Pro forma income taxes are reflected on a pro forma stand-alone basis. The pro forma adjustments in these tables may not be comparable to similarly titled measures presented by other companies.

(b)	For the nine months ended June 30, 2002 and 2001, costs include a net business restructuring charge related to inventory write-downs of $53 and $679, respectively, which are excluded from pro forma costs.

(c)	For the nine months ended June 30, 2002, business restructuring charges, reversals and asset impairments, net include a $627 net business restructuring charge and a $837 impairment charge primarily related to goodwill recorded in connection with the September 2000 acquisition of Spring Tide.

NM	Not meaningful

Exhibit C

LUCENT TECHNOLOGIES INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
(Unaudited; $ in millions except share amounts)

	June 30,	March 31,	September 30,
	2002	2002	2001

Assets:

Cash and cash equivalents	$4,556	$4,824	$2,390

Short-term investments	867	—	—

Receivables, less allowances of $517, $419 and $634, respectively	2,245	2,837	4,594

Inventories	1,981	2,413	3,646

Contracts in process, net	230	435	1,027

Deferred income taxes, net	—	2,361	2,658

Other current assets	1,134	1,839	1,788

Total current assets	11,013	14,709	16,103

Property, plant and equipment, net	2,519	2,821	4,416

Prepaid pension costs	4,945	5,022	4,958

Deferred income taxes, net	—	2,865	2,695

Goodwill and other acquired intangibles, net	367	1,283	1,466

Other assets	2,364	2,564	2,724

Net long-term assets of discontinued operations	—	1,082	1,302

Total assets	$21,208	$30,346	$33,664

Liabilities:

Accounts payable	$1,245	$1,483	$1,844

Payroll and benefit-related liabilities	1,058	1,033	1,500

Debt maturing within one year	173	82	1,135

Other current liabilities	3,925	4,216	5,285

Net current liabilities of discontinued operations	—	68	405

Total current liabilities	6,401	6,882	10,169

Postretirement and postemployment benefit liabilities	5,127	5,053	5,481

Company-obligated manditorily redeemable preferred securities of subsidiary trust	1,750	1,750	—

Long-term debt	3,237	3,238	3,274

Deferred income taxes, net	11	—	152

Other liabilities	1,753	1,517	1,731

Total liabilities	18,279	18,440	20,807

Commitments and contingencies

8.00% redeemable convertible preferred stock (a)	1,847	1,842	1,834

Shareowners’ equity:

Common stock (b)	34	34	34

Additional paid-in capital	20,468	21,669	21,702

Accumulated deficit	(19,054)	(11,190)	(10,272)

Accumulated other comprehensive income (loss)	(366)	(449)	(441)

Total shareowners’ equity	1,082	10,064	11,023

Total liabilities, redeemable preferred stock and shareowners’ equity	$21,208	$30,346	$33,664

(a)	$1.00 per share par value; 1,885,000 shares issued and outstanding as of June 30, 2002, March 31, 2002 and September 30, 2001; $1,000.00 per share redemption value.

(b)	$0.01 per share par value; 10,000,000,000 authorized shares; 3,433,270,277 issued and 3,432,603,658 outstanding as of June 30, 2002, 3,426,881,404 issued and 3,426,230,197 outstanding as of March 31, 2002 and 3,414,815,908 issued and 3,414,167,155 outstanding as of September 30, 2001.

Exhibit D

LUCENT TECHNOLOGIES INC. AND SUBSIDIARIES
SUMMARY FINANCIAL DATA
(Unaudited; $ in millions)

	Three months ended

	June 30,	March 31,	June 30,
	2002	2002	2001

Pro Forma Results by Segment

Total Revenues

Integrated Network Solutions (INS)	$1,411	$1,792	$3,654

Mobility Solutions (Mobility)	1,451	1,579	1,483

Other	87	145	228

Total pro forma revenues	$2,949	$3,516	$5,365

U.S. Revenues

INS	$770	$987	$2,114

Mobility	1,218	1,347	1,248

Other	63	93	147

Total pro forma revenues — U.S.	$2,051	$2,427	$3,509

Non-U.S. Revenues

INS	$641	$805	$1,540

Mobility	233	232	235

Other	24	52	81

Total pro forma revenues — Non-U.S.	$898	$1,089	$1,856

Operating income (loss)

INS	$(541)	$(442)	$(697)

Mobility	152	190	(996)

Total segment operating loss	(389)	(252)	(1,693)

Other	(193)	(278)	(120)

Pro forma operating loss	$(582)	$(530)	$(1,813)

Percentage-of-Revenues Analysis — Pro Forma

Costs	76.5%	77.2%	86.1%

Gross margin	23.5%	22.8%	13.9%

Selling, general and administrative	27. %	23. %	33.3%

Research and development	16.3%	14.9%	14.4%

Total operating expenses	43.3%	37.9%	47.7%

Operating loss	(19.7%)	(15.1%)	(33.8%)

Exhibit D

LUCENT TECHNOLOGIES INC. AND SUBSIDIARIES
SUMMARY FINANCIAL DATA
(Unaudited; $ in millions)

	Three months ended

	June 30,	March 31,	June 30,
	2002	2002	2001

Cash Flows from Continuing Operations

Operating	$518	$(64)	$(110)

Investing	$(852)	$184	$(370)

Financing	$40	$1,625	$1,342

	June 30,	March 31,	September 30,
	2002	2002	2001

Other Information

Debt to capital (a)	82.7%	33.5%	28.6%

Working capital (b)	4,612	7,895	6,339

Current ratio	1.7	2.1	1.6

Days sales outstanding (DSO) - 2 point average	78	77	80

Employees	53,000	56,000	77,000

(a)	defined as the ratio of total debt (which includes the Company-obligated manditorily redeemable preferred securities of subsidiary trust) to total capital (debt plus equity).

(b)	excludes net current liabilities from discontinued operations of $68 and $405 at March 31, 2002 and September 30, 2001, respectively.

Customer Financing

	June 30, 2002

	Total Loans
	and Guarantees	Loans	Guarantees

Drawn commitments	$1,202	$967	$235

Available but not drawn	536	520	16

Not available	216	201	15

Total	$1,954	$1,688	$266

	March 31, 2002

	Total Loans
	and Guarantees	Loans	Guarantees

Drawn commitments	$1,204	$987	$217

Available but not drawn	804	787	17

Not available	216	201	15

Total	$2,224	$1,975	$249

	September 30, 2001

	Total Loans
	and Guarantees	Loans	Guarantees

Drawn commitments	$2,956	$2,528	$428

Available but not drawn	1,447	1,411	36

Not available	911	655	256

Total	$5,314	$4,594	$720

Exhibit E

LUCENT TECHNOLOGIES INC. AND SUBSIDIARIES
Quarterly pro forma results of operations
(Unaudited; amounts in millions, except per share amounts)

	Three months ended					Three months ended
					Year ended
	December 31,	March 31,	June 30,	September 30,	September 30,	December 31,	March 31,	June 30,
	2000	2001	2001	2001	2001	2001	2002	2002

PRO FORMA RESULTS

Revenue	$3,828	$5,326	$5,365	$4,752	$19,271	$3,465	$3,516	$2,949

Costs	3,336	4,539	4,618	4,206	16,699	2,992	2,715	2,255

Gross margin	492	787	747	546	2,572	473	801	694

OPERATING EXPENSES

Selling, general and administrative	1,565	1,871	1,786	1,136	6,358	1,143	807	796

Research and development	995	955	774	725	3,449	608	524	480

Total operating expenses	2,560	2,826	2,560	1,861	9,807	1,751	1,331	1,276

Operating loss	(2,068)	(2,039)	(1,813)	(1,315)	(7,235)	(1,278)	(530)	(582)

Other income (expense), net	(42)	(67)	(182)	(64)	(355)	21	(37)	(99)

Interest expense	128	152	115	123	518	96	80	107

Loss from continuing operations before income taxes	(2,238)	(2,258)	(2,110)	(1,502)	(8,108)	(1,353)	(647)	(788)

Provision (benefit) for income taxes (a)	(801)	(868)	(783)	(568)	(3,020)	(596)	(16)	5,552

Loss from continuing operations	(1,437)	(1,390)	(1,327)	(934)	(5,088)	(757)	(631)	(6,340)

Basic and diluted loss per share from continuing operations applicable to common shareowners	$(0.42)	$(0.41)	$(0.39)	$(0.28)	$(1.50)	$(0.23)	$(0.20)	$(1.86)

PRO FORMA ADJUSTMENTS

Business restructuring charges, reversals and asset impairments, net (b)	—	(2,710)	(684)	(8,022)	(11,416)	68	60	(1,645)

Amortization of goodwill and other acquired intangibles	(261)	(249)	(233)	(178)	(921)	(74)	(69)	(75)

Pretax income (loss) of optical fiber business (c)	146	180	182	33	541	(73)	—	—

Gain on the sale of the optical fiber business	—	—	—	—	—	523	—	—

Tax impact	(23)	781	184	1,772	2,714	(110)	45	223

AS REPORTED RESULTS

Loss from continuing operations	(1,575)	(3,388)	(1,878)	(7,329)	(14,170)	(423)	(595)	(7,837)

Basic and diluted loss per share from continuing operations applicable to common shareowners	$(0.47)	$(1.00)	$(0.55)	$(2.16)	$(4.18)	$(0.14)	$(0.19)	$(2.30)

Income (loss) from discontinued operations, net	(5)	(308)	(1,360)	(1,499)	(3,172)	—	100	(27)

Extraordinary gain, net	1,154	—	—	28	1,182	—	—	—

Cumulative effect of accounting changes, net	(38)	—	—	—	(38)	—	—	—

Net loss	(464)	(3,696)	(3,238)	(8,800)	(16,198)	(423)	(495)	(7,864)

Preferred dividends and accretion	—	—	—	(28)	(28)	(42)	(40)	(42)

Net loss applicable to common shareowners	$(464)	$(3,696)	$(3,238)	$(8,828)	$(16,226)	$(465)	$(535)	$(7,906)

Basic and diluted net loss per share applicable to common shareowners	$(0.14)	$(1.09)	$(0.95)	$(2.59)	$(4.77)	$(0.14)	$(0.16)	$(2.31)

Weighted average number of common shares outstanding	3,387.2	3,400.8	3,405.2	3,412.2	3,400.7	3,416.3	3,422.6	3,428.5

(a)	Pro forma income taxes are reflected on a pro forma stand-alone basis. The pro forma adjustments on these tables may not be comparable to similarly titled measures presented by other companies.

(b)	For the three months ended March 31, 2001, June 30, 2001, September 30, 2001, December 31, 2001, March 31, 2002 and June 30, 2002 business restructuring charges, reversals and asset impairments, net include inventory write-downs (reversals) of $536, $143, $580, $11, ($1) and $43, respectively, which are recorded as a component of costs, and excluded from pro forma costs. For the three months ended June 30, 2002, business restructuring charges, reversals and asset impairments, net include a $808 net business restructuring charge, including the $43 inventory write-down, and a a $837 impairment charge primarily related to goodwill recorded in connection with the September 2000 acquisition of Spring Tide.

(c)	For the three months ended December 31, 2000, March 31, 2001, June 30, 2001, September 30, 2001 and December 31, 2001, revenues from the optical fiber business were $518, $581, $521, $403 and $114, respectively.